Exhibit 21


                              LIST OF SUBSIDIARIES

Subsidiaries of Dyadic International, Inc., a Delaware corporation:

1. Dyadic International (USA), Inc., a Florida corporation (100% owned) ("Dyadic-Florida")

2.    Geneva   International   Holdings   Limited,   a  British  Virgin  Islands
      corporation (100% owned by Dyadic-Florida) ("Dyadic-Geneva")

3. Puridet (Asia) Limited, a Hong Kong corporation (82.5% economic interest and 62.5% voting interest owned by Dyadic-Geneva)

4. Dongguan Puridet Softener Company Limited, a Peoples Republic of China corporation (100% owned by Puridet (Asia) Limited)

5. Dyadic International, Spo ka z orgraniczon odpwiedzialno ci, a Polish corporation (100% owned by Dyadic-Florida)

6.    Dyadic   Nederland   BV,  a   Netherlands   corporation   (100%  owned  by
      Dyadic-Florida)